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                                                                    Exhibit 99.a

                                  ONEOK, Inc.
                          Second Quarter 2001 Earnings
                                Conference Call
                                 August 3, 2001
                                  ID # 1297036

OPERATOR: Good morning. My name is Samantha and I will be your conference facilitator. At this time, I would like to welcome everyone to the second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one (1) on your telephone keypad, and questions will be taken in the order that they are received. If you would like to withdraw your question, simply press star, then the number two (2) on your telephone keypad. Thank you. Mr. Watson, you may begin your conference.

WELDON WATSON: Thank you, and good morning and welcome to everyone. I would like to remind you that statements contained in this conference call, which include company expectations or predictions, may be considered forward-looking statements covered by the Safe Harbor Provisions of the Securities Acts of 1933 and 1934.

It's important to note that actual results could differ materially from those projected in such forward-looking statements. And for a discussion of those factors that could cause actual results to differ, please refer to the MD&A sections of ONEOK's filing with the Securities and Exchange Commission.

And now, David Kyle, ONEOK's Chairman, President and CEO, will moderate this morning's conference call. David?

DAVID KYLE: Thanks, Weldon. Good morning, and let me add my welcome and thanks for joining us today for our second quarter conference all. As in the past, Jim Kneale will provide greater detail on the quarter's numbers and, once again, I've asked John Gibson and Chris Skoog to join us today. They will address the quarter and also what they see for their segments for the remainder of the year.

But before we go to Jim, I would like to reemphasize something that was mentioned in our release. Looking to the balance of the year, given the current level of commodity prices, we now believe that it is more likely that we will see our earnings for the year come in at 10% greater than last year's range, rather than the more aggressive 20% as suggested earlier.

Again, I would point out that the 10% number is more in line with what we expect our long-term growth rate in earnings to average. Now, at this time, let's go to Jim for a review of the quarter.

JIM KNEALE: Thank you, David. I also want to add my welcome and thank you all for being on our call today. As you know, we announced second quarter earnings of 20 cents per share. Although the mix of earnings from the various segments was different than we anticipated, it was in line with our guidance of 21 cents per share. Earnings for the quarter a year ago were 23 cents.

Also, for the six (6) months, we reported earnings of 74 cents, again in line with our guidance of 75 cents. The 74 cents represents about a 25% increase over last year when the nonrecurring gain on the sale of a processing plant is excluded.

Overall, our results were positively impacted by the volatility in natural gas prices and higher commodity prices received in our production operation. Offsetting some of this benefit were the reduction in processing spreads, the impact of high gas prices on the distribution operations, and working capital carrying costs.

For the quarter, EBITDA was $109.8 million, slightly lower than last year's quarter. For the six months, EBITDA increased $30 million to $293.7 million. Cash flow provided from operating activities for the six (6) months increased to $239.8 million, or about $42 million over last year.

The increase in interest costs that we've seen, both for the quarter and the six
(6) months to date, can be attributed to borrowings related to acquisitions we made in April of 2000, and the higher working capital primarily due to increases in gas in storage, which Chris will talk about, and un-recovered gas purchase costs. To take advantage of the current interest rate environment in July we swapped $400 million of our fixed rate debt to floating, which result in a $5 million reduction in interest expense this year.

As David said, Chris and John are going to cover their segments following my remarks, but I want to address distribution and production. The distribution segment's results down, $8.8 million for the quarter and $10.5 million

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year-to-date have been negatively impacted by the increase in bad debt expense as a result of the high gas prices last winter. Bad debt expense increased $8.5 million for the quarter, and $13 million for the six (6) months over the same period last year.

Looking at the production segment's operating income, it increased $16.1 million for the quarter, and $25.3 million for the six (6) month period as compared to last year. This was due primarily to the higher commodity prices. If you recall our earlier disclosures, we had about two-thirds of our production hedged for the first six (6) months. Offsetting some of this was a 9% decline in volume.

Looking forward, we have about two-thirds of our natural gas volumes hedged through December at a floor price of $4.24, and expect to make up some of the volume decline as a result of the successes in our drilling program.

David indicated that we had revised our forecast to a 10% growth over last year. Based on current projections, we expect earnings for the third quarter to be 15 to 17 cents, and 44 to 46 cents in the fourth quarter. David, that concludes my remarks.

DAVID KYLE:  Thanks, Jim.  Now, I'd like to call on John Gibson.

JOHN GIBSON: Thanks, David, and good morning. As stated in our press release, our operating income is lower than expected for the quarter due primarily to lower processing spreads in our gathering and processing segment, and lower demand for storage coupled with higher fuel costs in our transportation storage segment.

First, let's take a quick look at gathering and processing. High natural gas prices are the key contributor to lower then expected processing spreads. For example, gas prices averaged $5.88 through June of this year, as compared to $2.99 at the same time this last year. High gas prices have a negative impact on processing spreads as a spread represents the premium natural gas liquids have over natural gas on an MMBTU basis. As gas prices rise relative to NGL's, the spread narrows and vice versa.

In the first quarter, spreads were negative. But, as you may recall, we benefited by bypassing our gas plants were possible to sell into an extraordinarily high priced natural gas market.

In the second quarter, the spread widened back to little over a dollar per MMBTU, as gas prices dropped to about $5.00 for the second quarter, or about $2.50 below the first quarter.

Currently, spreads have returned to the $1.40 level. And if natural gas continues to soften, and natural gas liquids remain firm, we could see processing spreads return to the $1.50 to $1.80 range. Our exposure to the processing spread volatility is limited to the volume of gas purchased under our keep whole contracts. Our fee based contracts and percent of proceeds contracts are not exposed to this spread, but rather to the flat price risk of the two (2) commodities, natural gas and natural gas liquids. Our current contract risk profile is 34% fee based, 43% percent of proceeds, and 23% keep whole.

Over this year, we have made progress mitigating our exposure to the keep whole spread by ammending existing contracts at fee based gathering and conditioning fees. Although we continue our attempts to add more volume under percent of proceeds contracts, we found that producers are preferring fee based contracts over POPs, particularly during high periods of natural gas prices.

Although we remain committed to reducing the volatility created by keep whole contracts, our current contract mix does allow us to participate in the upside when spreads widened well beyond normal such as happened last year, and prevent total collapse when the spread narrows significantly as they did earlier this year.

We continue to believe that these are extremely well positioned gathering and processing assets with substantial potential earnings uplift through both continued asset consolidation, as well as growth through acquisitions. We also remain focused on our key strategies of growing gas supply behind our plants and systems, as well as managing our costs.

Switching to our transportation and storage segment, we are slightly behind where we expected to be primarily because we anticipated there would be more storage injection and withdraw activity than we have seen. As has been well publicized, storage levels have continued to grow, but we have experienced less than expected withdrawals to meet peaking power or irrigation loads.

Since our last teleconference, we have started transporting gas to the new Duke McClain combined cycle power plant recently brought online in Oklahoma. This new transportation agreement requires us to deliver up to 57,000,000 cubic feet per day of firm transportation service. We've also entered into another new transportation agreement with yet another new combined cycle power plant being built near Luther, Oklahoma, which is expected to be in service the first quarter of 2002. This agreement provides for firm transportation ranging from 100,000,000 to 200,000,000 cubic feet per day.

In our power segment, our 300-megawatt peaker is operational, and we continue to work on a few minor

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adjustments. To date, we've met every demand for power that the market has placed on this peaker. Chris will speak to the outlook of demand on the peaker in his report.

David, that concludes my remarks.

DAVID KYLE: Thanks, John. Now, let's turn our focus to Marketing and Trading and Chris Skoog. Chris?

CHRIS SKOOG: Thank you, David. During the second quarter, ONEOK Energy Marketing and Trading continued to show growth over the comparable quarter in 2000. This expansion comes from both our existing retail and wholesale businesses. We demonstrated, again, that we can leverage our assets to capture and capitalize on price volatility in the natural gas marketplace. Our retail business is focused on small commercial industrial end users by marking energy behind a core of corporate assets in our historical mid continent Texas, Oklahoma, and Kansas territory.

Our wholesale business strategy has not changed since we entered the business six (6) years ago, providing both physical and financial options to producers and end users, which add value to their programs while creating the most revenue for ONEOK. We have always focused on services that provide larger margins rather than the more typical base load business. Our coverage in this business area expands over 28 states. We developed this business from our core asset area, and now it extends from California to Ohio, from Texas to Minnesota.

Within this region, ONEOK Energy Marketing and Trading leases over 1,000,000,000 cubic feet of firm transportation, and 69,000,000,000 cubic feet of firm storage capacity, plus additional managed storage capacity by some of our customers.

During the second quarter, this leased capacity allowed us to exploit natural gas volatility and the resulting basis differentials in two (2) ways. Our firm transportation capacity allows us to exploit inter-region priced differentials, while our 69,000,000,000 cubic feet of market and supply zone storage allows us to capture the continuing price volatility around the country in the natural gas market. Our earnings reflect our ability to take advantage of the normal weather patterns and turn opportunities into margins.

During the second quarter, we expanded our overall operating income for the quarter to $36.1 million, up from $25.6 million last year, a 42% increase. Although we experienced our typical seasonable decline in sales volume to 2.2 billion cubic feet a day for the quarter, as the focus shifted to injecting into inventory as opposed to withdrawing, our fiscal gross margin per MMBTU actually improved 1.4 cents to over 6.8 cents for the quarter as compared to last year. This margin does not include mark to market income for the quarter.

The rest of 2001 and into the future we expect several major opportunities to impact us positively as we continue our aggressive growth pattern that we have developed. First, our long term firm transportation capacity will afford us the opportunity to capture the expanding inter and intra region pricing differentials that occur due to the delicate balance of supply and demand in almost every region in our service area. Where new gas production is being developed, there's little localized demand or transport capacity to move it. Where the traditional production is located, there is ample capacity, but deliverability is declining giving ONEOK Energy Marketing and Trading the opportunity to utilize our specialized services.

Second opportunity, our storage strategy has been realigned with our service area. Instead of limiting our focus to the producing area, we have moved downstream and picked up storage in California, Chicago and expanded our capacity at Katie near Houston.

In addition to this realignment, we have negotiated several long-term storage agreements through the year 2005. This capacity will benefit ONEOK Energy because the winter/summer spreads have more than doubled on a go forward basis. The last couple of years the 15 to 20 cent winter/summer spreads were good, but we are now experiencing 40 to 50 cent spreads through end of those terms.

Our retail marketing group has more than doubled its physical presence over the past quarter benefiting from the failures of a number of small to mid-size competitors who could not survive the price volatility inherent to this marketplace. We are also expanding opportunities in Wyoming and Nebraska as unbundling continues to mature. Our market share in Wyoming is now approaching 30% saturation through our alliance with the Wyoming Association of Municipalities.

The successful launch of our oneoakenergy.com website during the first quarter continues on the schedule previously announced. Next month, the online invoicing function for our customers will be rolled out as we continue to offer new services to them while also enabling us to streamline our back office functions. Over 500 customers have registered with the site. This website provides valuable energy news, daily commentary, commodity and weather information to our customer base on a daily basis.

Our power marketing results for our second quarter met expectations considering the normal temperatures

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experienced for the quarter. Our power plant is targeted for satisfying peaking requirements like our gas, rather than to trade base load electricity. We are expecting improved third quarter earnings due to the warmer weather that we are experiencing in the southwest power pool.

While we're waiting for this quarter to keep moving, we have the systems infrastructure and the risk control measures in place to manage our power business as we continue to expand and grow it, and the same success experienced with the gas side.

I want to thank you for your interest in ONEOK, and now turn the call over to David.

DAVID KYLE: Thanks, Chris. Before we open the phone lines for questions, let me emphasize that ONEOK is today enjoying the benefits of the diversification of our business mix that we began several years ago. When we had flat to weak results in one unit, such as distribution and gathering and processing segments this quarter, we had strong results in others such as marketing and resources segment. We are more than a natural gas utility; we are a diversified energy company.

And at this time, we'd be pleased to answer your questions.

OPERATOR: At this time, I would like to remind everyone if you would like to ask a question press star, then the number one (1) on your telephone keypad. If you are on a speakerphone, please pick up the handset before asking your question. Please hold for your first question. Your first question comes from John Olson.

JOHN OLSON:  Hi, good morning everybody.

DAVID KYLE:  Good morning, John.

JOHN OLSON: I hope it's just as hot up there as it is down here. A couple of questions. David, could you update us on the -- first of all, the situation with the Oklahoma Commission? And secondly, give us a ten (10) second drill on the legal situation with your good friends down in Austin?

DAVID KYLE: Okay. First, Oklahoma Commission -- some of this has been reported in the press, but if you will indulge me, I'll go back in some time and explain that we went through an unbundling process with the Commission whereby they approved unbundling transmission and storage away from the utility. Coming out of that order, it was agreed to and, as a part of that order, ONG would bid out its supply for the future. Our affiliates, the ONG affiliate ONEOK Energy Marketing and Trading, was successful in bidding for some of that supply, and supplied ONG over the course of this last year.

As part of that process, particularly given the higher prices that we saw coming out of the winter, the commission did an inquiry into the prices paid by ONG, and, of course, that means that they're going to look into the contracts and the supply that Chris, in turn, sells to ONG. As a part of that process, they asked for documents and materials as to the business that Chris did with other entities. And we believe that that was beyond the scope of what the commission was authorized to review.

And we've taken the position that the business really is not pertinent to the business that Chris does with ONG, particularly when you look at the type of contract that Chris sells to ONG. The contract is an indexed based contract. There is no discretion on the part of either party as to what the pricing is. It is set by the market and so it's really immaterial from our standpoint what the price is paid by Chris. If he paid too much, he still had to sell it at index. If he was able to buy it less than index, then he was able to make some margin. But, the fact that it was an index-based contract, we believe, is a pretty important fact.

All of that being said, the Commission requested and we refused to provide additional materials as the other business that OMT's involved in, and they have cited us for contempt. That order was issued this week. It carries with it a $500.00 a day fine, and we are currently evaluating which course of action we will take. Of course, we believe that we're in the right, but as in all things, it's much better to try to resolve disputes than litigate them. And that's what we are trying to do.

Let me now turn my focus to the litigation with Southwest and Southern Union. The discovery has been completed. There have been motions filed and, in fact, the judge has ruled on the motions to dismiss and as you, I'm sure, have read in some of the press releases, some of our motions have been granted.

Where it stands right now, after that motion activity, additional motions were filed which were motions on summary judgment. The judge has those under advisement. There will be a hearing later this month on those motions, and currently, right now, discovery is going as to the expert witnesses which really focus on damages and some of the

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liability. So, the trial date's still set for November, and that's where that stands.

JOHN OLSON: Okay. Thank you for that. Two (2) more quick ones if I may, David.

DAVID KYLE:  I'll try to be quicker with my answer, John.

JOHN OLSON: Oh, no, that's fine. I know you're -- have to labor through the vineyards there with all the lawyers and so forth and due process. Jim, a question for you on the second quarter, or second half outlook rather. It looks like we -- at least I'm going to have to drop my estimate by about 20 cents a share, is all of that haircut going to be due to the NGL squeeze or is there anything else that I'm missing there?

JIM KNEALE: John, let me understand first. When you say 20 cents a share, I think if you take these numbers, it comes out to about $1.35. I don't know where you were.

JOHN OLSON:  I was a little higher I must say.

JIM KNEALE:  Okay.

JOHN OLSON:  Actually, $1.45.  So, call it -- if I go down to say $1.30, I'd be
--

JIM KNEALE:  at 15.

JOHN OLSON:  Yeah.

JIM KNEALE: I think looking forward what we've seen, it's commodity price driven. And I don't think when we get to the end of the year we'll see the gathering and processing margins that we had anticipated originally again with the -- we think production is going to hold pretty firm. Transportation and storage hopefully will come in about where we had anticipated.

So, circling back, I think yes, the majority of the difference would be in the gathering and processing arena, and our interest cost is higher. You know, part of it due to carrying about $80 million of un-recovered gas purchase cost right now. There's about $140 million in inventory gas and storage over what we projected, which gets back, again, to Chris' remarks how, you know, nationally storage has filled up quicker.

JOHN OLSON:  We have seen the great Skoog's footprints all over Houston.

JIM KNEALE:  Have you.

JOHN OLSON:  I must say.  And good things there.

JIM KNEALE: And one more I think you add to that, you know, our initial projection when we put this forecast together, you know, the power spreads were much, much higher than they've turned out to be this summer. So, those are the key elements, really, that are causing us to re-look at our forecast. And again, you know, you can just track the volatility in gas prices and the ethane price and that's causing the squeeze primarily in the processing margin.

JOHN OLSON: That is ugly; no question. One final, final question, and that is hedging for 2002. Are you guys out there yet?

JIM KNEALE: No. We're evaluating some of those positions. We are looking at them especially in the processing business. I think Chris is in his business there out there, but not hedging commodity risk as much as taking advantage of spread differentials in his business.

JOHN OLSON:  Yeah, I should have directed it towards E&P and JD Alburg.

JIM KNEALE: No, on the E&P business, we don't have any positions on for next year.

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JOHN OLSON:  Okay.  Thank you very much.

DAVID KYLE:  Thanks, John.

OPERATOR:  Your next question comes from Kathleen Vuchetich from W.H. Reaves.

KATHLEEN VUCHETICH: Good morning, gentlemen. I was wondering if you could talk a little bit about any plans you may have or any activity you may have done to try to lock in some of the better margins now that gas prices are dropping for the liquids business. Are you actively or considering hedging at all on the liquid side of the business?

DAVID KYLE: Let me start, Kathleen, and then I'll hand it off to John. In fact, you're kind of a mind reader. We had conversations last night before we adjourned for the evening on that very subject. Looking out towards the balance of the year and on into '02, try to get our view of what gas prices are going to do and what liquids prices are going to do, and contemplate some floors on liquids and some caps on gas prices to try to lock in some of these margins.
But that is something that we are looking at. And I'll -- for further expansion, I'll turn this over to John.

JOHN GIBSON: Yeah, thanks, David. Kathleen, what we're looking at is lower gas prices and determining strategy to set a ceiling for our gas prices, in particular as it relates to the shrink that we used to make the NGL's. But on the NGL side, we don't see a whole a lot of strengthening or opportunity.

On the ethane side, ethane continues to follow natural gas, but we do see some opportunities in propane and the heavies are the C-5 pluses. So, we have a small group inside of our G&P business that is involved in NGL marketing, and that group is making some recommendations.

We do have in place some hedges on propane as we speak, primarily taking us through the end of the third quarter. From a volume metric standpoint, it only represents about 35% of our total propane production.

KATHLEEN VUCHETICH: Chris, you also mentioned that you're taking a look at expanding your storage space. Can you tell me how much additional storage capacity you've added under contract?

CHRIS SKOOG: Kathleen, since -- at what point in time? From the last phone call -- conference call?

KATHLEEN VUCHETICH: Since the beginning of the year, perhaps, as a marker because we have the year end storage capacity.

CHRIS SKOOG: At the end of the year, if I'm not mistaken, we were near 58 BCF's, and I'm not positive on that. I can go from the quarter, we added five
(5) additional billion cubic feet for the quarter. You know, the last conference call we talked about a 64,000,000,000 level. Now we're at 69,000,000,000 cubic feet level.

KATHLEEN VUCHETICH:  Thank you very much.

DAVID KYLE:  Thanks, Kathleen.

OPERATOR:  Your next question comes from Bob Sullivan with UBS Warburg.

BOB SULLIVAN: Hi, guys. My first question is for Chris. I was wondering if you could talk a little bit about the margin you were able to achieve in the second quarter at about 19 cents. I think you had indicated that you were something more in the single digits, and I understand the gas volatility, but beyond that was there anything particular about the quarter that helped that margin?

CHRIS SKOOG: Well, Bob, if you follow our history on our business, we average in that 8-cent range. I think our low over the last year has been about 6.8 cents, and our high -- I'm looking on an annualized basis. On the high side, I think we've been as high as 8.2 or 8.3. So we're pretty steady in that 6.5 to 8 range. The 19 cents you're referring to that you recognized this quarter is the value of the mark and that's the delta.

If you refer to my call, I think, you know, from physical operations, we made
6.8 cents, which is our traditional spread. And our second quarter spread usually is lower because of the injections into storage. But, the delta

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between the 6.9 and the 19 is the marked money.

BOB SULLIVAN:  Okay.

CHRIS SKOOG:  Does that help you?

BOB SULLIVAN: Yeah, it does. The other question regarding the production, I just want to be clear on the hedges that you guys have. I thought that the hedge had been at 4.25 for about two-thirds of production. Is that correct?

JIM KNEALE: Yeah, Bob, if you -- this is Jim. Earlier, for instance last quarter, we had disclosed -- a couple of times we've stated that for the fiscal year, we had two-thirds of the production hedged and it was in a collar that ranged from about 4.25 at that time to 3.82. But, looking at the last half of this year we have had -- some of our low priced hedges have rolled off. We had a $2.65 traunch of hedging in there. So, when it rolls off, it effectively -- what's it done for the last part of this year, raised that floor to up to $4.24.

BOB SULLIVAN:  The floor to $4.24?

JIM KNEALE:  You still have two-thirds hedged.

BOB SULLIVAN:  Two-thirds hedge with the floor of $4.24?

JIM KNEALE:  Yes.

BOB SULLIVAN:  And the ceiling?

JIM KNEALE:  I think it's about $4.70.

BOB SULLIVAN: $4.70. Okay. I mean was that the case during the second quarter as well? I guess I was surprised by the realized price that you guys were able to get at $4.93 with two-thirds hedged, which would indicate that you were able to get something north of $5.00 or $6.00 on your unhedged.

JIM KNEALE: Yeah. I think what starts averaging in there with the third that was unhedged and seeing those high, high prices coming out of the winter as they rolled into the first part of the second quarter, it just drove that average up.

BOB SULLIVAN: Yeah, I guess we had seen a significantly lower average price. But -- below $5.00, below, you know, even $4.50 for the quarter.

JIM KNEALE: You know, Bob, I can look back in that detail. I'm not aware of any, you know, adjustments they might have had in their pricing. I might defer to Chris and ask him of his -- you know, I believe -- I think part of maybe what's driving that too, Bob, is and I look -- if you go back to the beginning of the year and you see where we've adopted SFAS 133.

BOB SULLIVAN:  Right.

JIM KNEALE: And that $2 million loss that's below the line. That relates to the hedges on the production operation and as those hedges expire it comes back into operating income, and it could have a slight impact on the price, but not real significant.

BOB SULLIVAN: Okay, but going forward for the third and fourth quarter, I should be using a collar of $4.24 to $4.70 on two-thirds --

JIM KNEALE:  On two-thirds of the volume.  Yes.

BOB SULLIVAN:  And that's fairly even throughout the remaining two (2) quarters?

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JIM KNEALE:  Well, it's actually about 70% the first part of this quarter, and it drops to about 60% by the end of the year.

BOB SULLIVAN: Okay. And in the gathering and processing segment, were there hedges in place on the gas during the quarter?

JOHN GIBSON:  Not during the second quarter.  No.

BOB SULLIVAN: Not during the second quarter. So, you had an average realized gas price of $5.52 during that quarter?

JOHN GIBSON:  Right.  That's correct.

BOB SULLIVAN:  Again seems like a high price.

JOHN GIBSON: Some of the gas -- we're talking about the residue that we sell, some of the gas that we do market we have several premium contracts that are index related.

BOB SULLIVAN: Okay. So, you do have a contract. Okay. Looking at the power segment, do you have any forecast on sort of a normal weather year what type of contribution you would expect from that plant when you work out your earnings forecast and operating income?

DAVID KYLE: Well, I think you've got to -- I' m jumping in here, Bob, when I probably ought to defer to those more expert than I, but you've got normal -- you've got weather impacts, but you also have, you know, what the market's going to do. And, you know, sometimes when it's warmer than normal in our market, or normal here and hot somewhere else, you may have really good demand for peaking power. So, from our standpoint, we've got to look -- at not only just weather, but what the market's going to do.

CHRIS SKOOG: I'll follow up in saying it's a low single digits of overall gross revenue of what should be heavily distributed here in the June, July and August timeframe.

BOB SULLIVAN:  Okay.

CHRIS SKOOG: You know, it is a summer peaker, you know, the efficiency of that unit. The single cycle to heat rate is very high, so it's uneconomical to produce it unless extreme situations during the shorter months of the wintertime.

BOB SULLIVAN: Okay. And again, just going back to the production first segment, there's no hedges on for next year?

JIM KNEALE:  That's correct.

BOB SULLIVAN:  All right.  I appreciate it.  Thanks.

DAVID KYLE:  Thank you, Bob.

OPERATOR: Again, I would like to remind everyone, if you would like to ask a question, press star then the number one (1) on your telephone keypad. Your next question comes from Carl Kirst, Merrill Lynch.

CARL KIRST:  Good morning, everybody.

DAVID KYLE:  Hi, Carl.

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CARL KIRST:  And it's certainly nice to see a diversified portfolio helping to kind of steady the earnings boat in a rocky commodity environment. A few questions, if I could, just from a clarification standpoint. The first one is on the distribution swing and operating income, did I hear that higher interest expense in distribution was basically $8.5 million of that 8.8 swing?

JIM KNEALE: Carl, this is Jim. No, the $8.5 million for the quarter was an increase in bad debts.

CARL KIRST:  Oh, okay.

JIM KNEALE: Now, because of the, you know, what I also said and I might have bee a little confusing, the distribution businesses with the high gas prices and their receivables and, as you can imagine, customers having difficulty paying their bills, we've carried a lot higher working capital at a corporate level, which has increased our interest expense. But, you know, that's not reflected in their operating income.

CARL KIRST: Right. Well, that's one of the clarifications. I was trying to figure out exactly where we were going with that. So, I appreciate that. A little bit more in the meat of the gathering and processing and understanding pressure on margins, certainly, the numbers that were thrown out as far as the bucket for percent of proceeds, fee based, and keep whole. Did I get that right, it's 34, 43 and 23, respectively? The 23% being keep whole.

JIM KNEALE:  Right.

CARL KIRST:  And presumably that's on a volume metric basis?

JIM KNEALE:  That's correct.

CARL KIRST: And I guess what I was wondering is if you look at the dynamics, second quarter over second quarter, obviously, we stronger absolute levels of commodity prices, so the deterioration in the margin year over year was, obviously, all due to the keep whole. Of the, I guess, six (6) -- and I guess what I'm trying to do is apply those percentages to the actual margin rather than on the volume metric basis.

And I guess what the real question is the margin that was notched here in the second quarter, was there anything generated from keep whole, or was keep whole actually a negative contribution when you've got percent of proceeds fee based?

JOHN GIBSON: No, actually, the keep whole contracts were positive. In the first quarter, they were positive because they were being bypassed and sold into the extremely high gas price environment. And in the second quarter they were positive, although single digits.

CARL KIRST: Okay. The second quarter was positive. But, I am correct in assuming that the $20 million plus swing essentially, even though keep whole was only 23% of the volume, obviously, it had very material impact. I just wanted to make sure there wasn't anything else going on.

JOHN GIBSON:  Well, one thing I'd caution you is the 23 is where we are today.

CARL KIRST:  Okay.

JOHN GIBSON: And that process of improvement -- we haven't had 23 for the whole first half of the year. I think we've just only gotten to that point. So, it's been a gradual move to the 23. So, I think we were at, the last time we talked, 34%. So, that's one thing.

I think, as we've pointed out, the other key driver is that gas prices are dramatically higher year on year, which had a dramatic impact on spread year on year.

CARL KIRST: Oh, absolutely. Absolutely. I just wanted to make sure I was seeing it correctly. And, you know, finally, I was just curious on the
production segment.  What targeted growth is looking into 2002?   Hopefully,
we'll get a recovery in the commodity environment. But, as you guys formulate a budget here -- formulate a budget for

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

2002, I was wondering if one (1), it was going to be, you know, at this point an increase over 2001, and if you were basically expecting to maintain or if you had a goal of actually growing production could you give a flavor on that.

JIM KNEALE: Carl, this is Jim. I think if look internally at we would call our intrinsic level of operations, our expectation would be we could maintain flat volumes with the capital we have committed to that operation. Realistically, we're having difficulty doing that with the high cost of oil field services right now.

So, I guess right now, intrinsically, at best case, we would have flat -- I would -- if projecting it, I would expect more probably a slight decline in the normal decline rate of maybe 8% in volumes. And then I would preface that with the change in the natural gas price environment, it becomes -- there's much more of an opportunity to acquire reserves as you've seen us do over the last three (3) to four (4) years. So, what we hope to do is grow that business through acquisition.

DAVID KYLE: Yeah, let me add to that, Carl, that if you look back in time, we made some acquisitions back in periods where others basically were not in the market, and we timed those acquisitions pretty nicely.

As we look out and scan on the horizon the deals that potentially can be done, we still see an expectation coming out of the first part of the year on behalf of a lot of producers that, you know, this sort of pricing scenario that we saw last year is what they expect things to be doing going forward. We think there may be a window for us to step in the market and acquire some properties at a fair price during this down turn in the market. And so we're looking at properties right now.

CARL KIRST: Great. Well, you did it right on the midstream, so I hope you can replicate here on the production. All the best.

DAVID KYLE:  Thanks, Carl. That's the plan.

OPERATOR:  Your next question comes from Sven Del Pozzo from John S. Herold,
Inc.

SVEN DEL POZZO: Hello. You've mentioned ethane pricing weakness. I was wondering what are the demand and supply fundamentals, which are contributing to this weakness going forward? And do you have any ability to switch around your ethane component of your NGL production stream?

JOHN GIBSON: This is John Gibson. Let me try to answer both those questions. The weakness in ethane is primarily driven by the economy and, in particular, the petra-chemical business, ethane being a primary feed stock for the development of plastics. That business has just been soft, it's very cyclical, and it's in one of the down cycles.

From the standpoint of our ability to control ethane production, our plants have the technology to essentially reject ethane. In other words, rather than -- and then pull ethane out of the stream, we have the ability to reject it and let it go out with the natural gas. So, we run economics on a daily basis based on market prices and determine the optimal operation of the plant. It's not based not only on ethane, but other product prices as well.

SVEN DEL POZZO: So, if you were to reject ethane, you would just sell it in the gas stream and collect a marketing margin, or what margin would you be collecting on those volumes?

JOHN GIBSON: The margin you would collect when you -- you're correct in that you would sell it, the ethane, as natural gas. The margin that you would collect would be the difference between what you bought the natural gas for and what you sold the natural gas for.

SVEN DEL POZZO: And your marketing segment, does the -- performs that function for you of selling all your throughput? I mean whatever comes out of your -- after you give your keep whole volumes back, and I'm wondering what -- if, for example, the producers are doing some of that marketing, or if you're doing all the marketing?

JOHN GIBSON: No, actually, about a third of the gas we control at the plant tailgate, and sell that to ONEOK Energy Marketing and Trading under a indexed based contract. The balance of the residue that's available for sales -- the plant tailgate, is sold by the producers under either take in kind or keep whole provisions in the contract.

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

SVEN DEL POZZO:  All right.  Thank you.

JOHN GIBSON:  You bet.

MALE SPEAKER:  Thank you.

OPERATOR: Your next question comes from John Olson from Sanders, Morris and Harris.

JOHN OLSON:  Hi, again, John.

David KYLE:  Hi, John.

JOHN OLSON: A few follow questions, if I may. Chris, just how high is the heat rate on the peaker?

CHRIS GOODES: John, right now we're experiencing at a lovely 104 (degree) temperature, and 70% humidity levels, around a 12.

JOHN OLSON:  12 to 1.  Okay.

CHRIS SKOOG: We are hoping to maintain -- once all the tweaks get out, to be closer to a 11.5.

JOHN OLSON: Okay. Secondly, just extracting from another question, the mark to market gain was about $25 million in the quarter?

CHRIS SKOOG:  Just under that, John, 24.

JOHN OLSON: Okay. Given the market place that you have been exploiting so well out there in the second quarter, is there going to be more showing up in the third quarter for the same reason?

JIM KNEALE: John, this is Jim. Let me talk to that. You know, as you know, part of this mark to market that we're seeing in this quarter, and Chris talked to the early storage fills and the wide basis spreads, you know, historically, a lot of that occurred as storage built up later in the year. But, with this mark to market accounting, what it effectively does is historically some of the margin Chris would be recognizing in November and December as he withdrew the gas, now just gets forwarded to this quarter.

So, I guess I would answer that under mark to market accounting, if you see the basis blow back out again, and Chris has the capacity to inject some gas and things like that, you're liable to see some more mark to market earnings coming in. So, it's really dependant on the volatility and Chris' capacity to move gas in and out of storage.

JOHN OLSON: Yeah, plus his spread into the December market there. And that's okay. So, we might expect some more there. Jim, is there any provision in ONG tariffs that will allow you to recover bad debts expense from the rest of the customers? Other people apparently do have that. I'm reminded of CMS or Consumers Energy and Mich Con and so forth.

JIM KNEALE: John, the answer to that is no. There is a base level of bad debt expense built into the tariff, but it's not this high.

JOHN OLSON:  Okay.

JIM KNEALE: So, now, there are some opportunities, you know, as we do collections and people turn their gas back on, but not -- obviously not through tariffs.

JOHN OLSON: I see. Another question for Chris, if I may. Are the ammonia plants coming back now, Chris, up there in Port of Catuza and along the Red River I guess?

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

CHRIS SKOOG: We are seeing some of the more efficient ones coming back, but some are still in the shut in mode.

JOHN OLSEN:  Okay.

CHRIS SKOOG:  We're not seeing 100% come back yet.

JOHN OLSEN: Any idea how much more gas load that would entail if they all came back?

CHRIS SKOOG:  As it relates to our assets or on a national level?

JOHN OLSON: No, on just you. Well, I guess maybe if you're brave enough to answer it on a national level, that would be good too.

CHRIS SKOOG: Well, I'm not really comfortable at either level from a marketing point of view.

JOHN OLSON:  Okay.

DAVID KYLE: I think, John, back -- I'm calling on my memory here, but if I remember right, total capacity was about 250,000,000 a day when they were running full out. I'm not sure where they are right now. But, if they all come back, that's about where they would be.

JOHN OLSON: It would be nice. Yeah, that would be a nice amount. Jim or David, are you brave enough to give us any guidance about 2002 yet? What your earnings levels might go towards or what your capital spending might look like?

DAVID KYLE:  I'll see how brave Jim is, John.

JIM KNEALE: Well, I'd sure like to hesitate and hedge that one, John, but I guess I'll take capital spending first. I think looking forward and looking at the level of spending we're incurring this year, I would expect about -- if things remain flat, about a $50 million decrease in capital spending, 50 to 70 for two (2) things that are going on this year. One (1) is we have just finished installing Oracle financial software that has generated, you know, about -- over an 18 month period about $18 million in capital spending. Then we spent $40 million this year finishing the power plant. So, if you get back to without some, like I say, a maintenance recurring level of capital, I would expect it to decrease $50 to $70 million from this year's level.

JOHN OLSON:  Okay.

JIM KNEALE: On earnings, I know our challenge from David is to grow at 10%. We've been running some forecast with different price models, and, you know, that is our target. As David said, we're looking at some acquisitions. As you know, pricing is the real wild card. But what we're hoping is that our portfolios of assets continue to balance either other as we see these tremendous pricing swings.

DAVID KYLE:  I think he did a pretty good job, John.

JOHN OLSON:  Thank you very much.

DAVID KYLE:  Thanks.

OPERATOR:  Your next question comes from Zach Wagner from Edward Jones.

ZACH WAGNER:  Good morning.

DAVID KYLE:  Hi, Zach.

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

ZACH WAGNER: Power plants, you know, if two-thirds is under a firm contract, why didn't we see more of an earnings impact this quarter?

JIM KNEALE: Zach, this is Jim, maybe we misspoke somewhere. I don't -- the power plant has a -- one (1) contract with the Oklahoma Municipal Power Authority that's for 25% of the capacity beginning January 1. But other than that, we don't have any -- well, let John --

JOHN GIBSON: The other thing I was going to say is the unit just became operational in the middle of May, you know, a couple of weeks ahead of the end of the quarter. So, there's just not a whole lot -- there hasn't been a whole lot of opportunity.

ZACH WAGNER:  Can you give us any thoughts on how July looks?

CHRIS SKOOG: The third quarter here should be significantly over what we just reported in the second quarter, because the second quarter number is very small. But, I'm not sure I can give you a dollar amount without being in trouble with the SEC, but it should be a significant increase. They're giving me -- it should be in the single million dollar ranges, under five (5) for the quarter.

ZACH WAGNER:  All right.  Thanks a lot.  I appreciate it.

DAVID KYLE:  Thanks, Zach.

OPERATOR: At this time, there are no further questions. Mr. Watson, do you have any closing remarks?

WELDON WATSON: Yes. Thank you. This concludes our second quarter conference call. And, as a reminder, our quiet period for the third quarter will start when we close our books which will be some time in early October until we release our third quarter 2001 earnings, and the date, of course, for that release and the third quarter conference call will be announced later and sent to all of you.

This is Weldon Watson and I will be available for follow up questions throughout the day. You may call me at 918-588-7158. On behalf of ONEOK, thank you for joining us, and good morning.

OPERATOR: Thank you for participating in today's second quarter conference call. This call will be available for replay beginning at 1:00 o'clock p.m. Eastern Standard time today through 11:59 p.m. Eastern Standard Time on August 10th. The conference ID number for the replay is 1297036. That conference ID number is 1297036. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. Thank you.
[END OF CONFERENCE CALL]

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